Exhibit 99.1


               EPL Announces First Quarter 2007 Results


    NEW ORLEANS--(BUSINESS WIRE)--May 3, 2007--Energy Partners, Ltd. ("EPL" or the "Company") (NYSE:EPL) today reported financial and operational results for the first quarter of 2007. The Company also announced a recent discovery on the Gulf of Mexico Shelf (Shelf) in West Cameron 252.

    Financial Results

    Net income was $3.7 million for the first quarter of 2007 compared to $14.8 million for the first quarter of 2006. Net income per diluted share for the first quarter 2007 was $0.09 compared to $0.37 per diluted share in the same quarter a year ago. Revenue for the first quarter of 2007 was $108.5 million, essentially flat with first quarter 2006 revenues of $109.2 million. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, was $71.2 million versus $92.9 million in the first quarter last year. (See reconciliation of discretionary cash flow schedule in the tables.) Cash flow from operating activities in the first quarter of 2007 was $113.8 million compared with $63.9 million in the same quarter a year ago.

    The first quarter of 2007 benefited from a 13% increase in production volumes versus the first quarter of 2006. Benefits were also realized in the quarter from the settlement of insurance claims related to Hurricanes Katrina and Rita. Insurance collections in the first quarter of 2007 were $92.9 million, compared to $58.3 million of insurance receivables recorded at the end of year 2006. The benefits of increased production and gains resulting from insurance collections were reduced by decreased commodity prices and increased expenses, primarily attributable to $8.8 million of legal and financial advisory fees related to the exploration of strategic alternatives and the recently concluded equity self-tender offer and related tender offer for the Company's senior notes due 2010. Lease operating expenses were also higher than the same period a year ago, mainly due to additional expenses associated with production from new field discoveries, non-routine workover expenses, costs associated with pipeline repairs at its East Bay field, and hurricane related inspections not covered by insurance.

    Production for the first quarter of 2007 averaged 25,982 barrels of oil equivalent (Boe) per day, up 13% from 22,991 Boe per day in the first quarter of 2006. Natural gas production in the first quarter of 2007 averaged 100.4 million cubic feet (Mmcf) per day, a 6% rise from
94.8 Mmcf per day in the first quarter of 2006. Oil production in the most recent quarter averaged 9,244 barrels per day, a 29% rise from the average of 7,185 barrels per day in the first quarter of last year. First quarter 2007 production volumes were up compared to the first quarter of 2006 due to new wells that came on line and essentially all production being restored following the disruptions related to the 2005 storm season.

    Oil price realizations for the first quarter of 2007 averaged $53.31 per barrel, a 10% decrease from $59.16 per barrel in the same period a year ago. First quarter natural gas price realizations averaged $7.09 per thousand cubic feet (Mcf), decreasing 15% from $8.30 per Mcf in the first quarter of 2006. All commodity prices are stated net of hedging impact. The Company maintains a complete and regularly updated schedule of hedging positions under "Hedging" in the Investor Relations section of the Company's web site, www.eplweb.com.

    During the quarter, capital expenditures for exploration and development activities totaled $103.2 million. As of March 31, 2007, the Company had cash on hand of $33.9 million, total debt of $315.0 million, and a debt to total capitalization ratio of 45%, and a net debt to total capitalization ratio of 41%.

    Completion of Concurrent Tenders and Financing

    On March 12, 2007, the Company announced the conclusion of its strategic alternatives process. The Company stated that the Board, with advice from the Company's financial advisors and management, determined to continue with the execution of the Company's strategic plan, augmented by an equity self-tender offer and related financing transactions and the divestment of selected properties. In late April, EPL privately placed $450 million of Senior Unsecured Notes at par and secured a new revolving credit facility. Proceeds were used to fund the purchase of 8,700,000 shares at $23.00 per share in its equity self-tender offer, the repurchase of approximately 96% of its senior notes due 2010, and the repayment of its then existing revolving credit facility. The Company stated it is actively marketing selected non-strategic properties for divestiture to reduce its post tender offer debt, with an expected close in the third quarter of 2007. Additionally, based on its increased financial leverage, the Company has initiated a comprehensive hedging program designed to mitigate commodity price risk.

    Richard A. Bachmann, EPL's Chairman and CEO, commented, "We are very excited to have the corporate actions initiated in mid-March behind us, with only the asset divesture remaining to be wrapped up sometime in the third quarter of this year. I'm pleased to report that through all of the turmoil of the last two years, we have maintained the staff that brought us our previous successes. We can now turn our full attention to our core business, with renewed focus and determination to create value for our shareholders."

    Recent Shelf Discovery

    The Company today announced a recent discovery on the Shelf, the West Cameron 252 #1 well. The moderate risk, moderate potential well, drilled to a total depth of 8,299 feet, encountered high quality natural gas pay in a single interval. The well is currently anticipated to initiate production in 2008, with an option to accelerate first production currently under evaluation. EPL, the operator, holds a 75% working interest in the well and Mariner Energy, Inc. (NYSE:ME) holds the remaining 25%.

    Current Operations

    Onshore

    The Company has one moderate risk, high potential exploratory well underway, called Longhorn, located onshore in Terrebonne Parish in south Louisiana. One additional onshore exploratory well, the moderate risk, moderate potential Goldfish prospect located in Jefferson Parish in south Louisiana, is expected to spud in the second quarter.

    Shelf

    The Company is currently drilling a moderate risk, moderate potential well located on the Shelf in West Cameron 312. For the remainder of the second quarter, exploration activity on the Shelf will focus within the South Timbalier (ST) area where the Company has historically had a strong track record of successes. Operations will include the planned spud of two wells, a moderate risk, high potential prospect, called Cap Rock, located in 60% EPL owned ST 41 and a moderate risk, moderate potential prospect, called Chimney Rock, located in 100% EPL owned ST 26. Additionally, EPL expects first production from the 100% EPL owned ST 46 discovery area in mid-second quarter from the recently completed #4 acceleration well.

    Conference Call Information

    EPL has scheduled a conference call to review first quarter 2007 results and second quarter guidance this morning, May 3, 2007 at 8:00 a.m. central time. The Company will also post the second quarter guidance as covered during the call along with full year guidance on the Company's website in the Investor Relations section. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial
(706) 634-0487. The Conference I.D. for callers is 6665956.

    The call will be available for replay beginning two hours after the call is completed through midnight of May 8, 2007. For callers in the United States and Canada, the toll-free number for the replay is
(800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 6665956.

    The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

    Forward-Looking Statements

    This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

    --  reserve and production estimates;

    --  oil and natural gas prices;

    --  the impact of derivative positions;

    --  production expense estimates;

    --  cash flow estimates;

    --  future financial performance;

    --  planned capital expenditures; and

    -- other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

    These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 and Form 10-Q as of March 31, 2007 to be filed shortly, for a discussion of these risks.

    This announcement does not constitute an offer or invitation to purchase nor a solicitation of an offer to buy or sell any securities of EPL.

    Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170,
Attn: Secretary, (504) 569-1875.



                        ENERGY PARTNERS, LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                     -----------------
                                                      2007     2006
                                                     -------- --------
Revenues:
 Oil and natural gas                                $108,402 $109,124
 Other                                                    61       69
                                                     -------- --------
                                                     108,463  109,193
                                                     -------- --------

Costs and expenses:
 Lease operating                                      16,749   12,365
 Transportation expense                                  459      248
 Taxes, other than on earnings                         2,870    2,995
 Exploration expenditures, dry hole costs and
  impairments                                         21,801   19,596
 Depreciation, depletion and amortization             47,920   46,052
 Accretion expense                                     1,100    1,093
 General and administrative                           22,395   12,456
 Gain on insurance recoveries                         (8,084)       -
 Other                                                     -     (925)
                                                     -------- --------
       Total costs and expenses                      105,210   93,880
                                                     -------- --------

Business interruption recovery                         9,084   12,689
Income from operations                                12,337   28,002
                                                     -------- --------

Other income (expense):
 Interest income                                         180      279
 Interest expense                                     (6,757)  (5,084)
                                                     -------- --------
                                                      (6,577)  (4,805)
                                                     -------- --------


Income before income taxes                             5,760   23,197
 Income taxes                                         (2,064)  (8,394)
                                                     -------- --------


Net income                                             3,696   14,803


 Basic earnings per share                           $   0.09 $   0.39
                                                     ======== ========

 Diluted earnings per share                         $   0.09 $   0.37
                                                     ======== ========

Weighted average common shares used in computing
 earnings per share:
  Basic                                               40,157   38,028
  Incremental common shares                              326    2,340
                                                     -------- --------
  Diluted                                             40,483   40,368
                                                     ======== ========




                        ENERGY PARTNERS, LTD.
           CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In thousands)
                             (Unaudited)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                     -----------------
                                                      2007     2006
                                                     -------- --------
Cash flows from operating activities:
 Net income                                         $  3,696 $ 14,803
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation, depletion, amortization and
    accretion                                         49,021   47,145
   Non-cash compensation                               2,139    2,115
   Deferred income taxes                               2,063    8,677
   Exploration expenditures                           16,663   13,968
   Amortization of deferred financing costs              234      249
   Gain on insurance recoveries                       (8,084)       -
   Other                                                 379      294
 Changes in operating assets and liabilities:
   Trade accounts receivable                           3,818   11,381
   Other receivables                                  56,006  (12,603)
   Prepaid expenses                                     (112)   2,124
   Other assets                                         (152)     850
   Accounts payable and accrued expenses             (11,843) (25,030)
   Other liabilities                                     (38)    (103)
                                                     -------- --------

Net cash provided by operating activities           $113,790 $ 63,870
                                                     ======== ========

Reconciliation of discretionary cash flow:
   Net cash provided by operating activities         113,790   63,870
   Changes in working capital                        (47,679)  23,381
   Non-cash exploration expenditures                 (16,663) (13,968)
   Total exploration expenditures                     21,801   19,596
                                                     -------- --------
Discretionary cash flow                             $ 71,249 $ 92,879
                                                     ======== ========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.




                        ENERGY PARTNERS, LTD.
       SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                             (Unaudited)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                     -----------------
                                                      2007     2006
                                                     -------- --------

PRODUCTION AND PRICING
----------------------------------------------------
Net Production (per day):
 Oil (Bbls)                                            9,244    7,185
 Natural gas (Mcf)                                   100,427   94,833
  Total (Boe)                                         25,982   22,991
Oil and Natural Gas Revenues (in thousands):
 Oil                                                $ 44,348 $ 38,253
 Natural gas                                          64,054   70,871
  Total                                              108,402  109,124
Average Sales Prices (1):
 Oil (per Bbl)                                      $  53.31 $  59.16
 Natural gas (per Mcf)                                  7.09     8.30
  Average (per Boe)                                    46.36    52.74

Impact of hedging:
 Oil (per Bbl)                                      $      - $      -
 Natural gas (per Mcf)                                     -    (0.11)

OPERATIONAL STATISTICS
----------------------------------------------------
Average Costs (per Boe):
 Lease operating expense                            $   7.16 $   5.98
 Taxes, other than on earnings                          1.23     1.45
 Depreciation, depletion and amortization              20.49    22.26




                        ENERGY PARTNERS, LTD.
                     CONSOLIDATED BALANCE SHEETS
                  (In thousands, except share data)

                                               March 31,  December 31,
                                                 2007        2006
                                              ----------- ------------
                                              (Unaudited)
ASSETS
----------------------------------------------
Current assets:
 Cash and cash equivalents                   $    33,912 $      3,214
 Trade accounts receivable                        70,314       74,132
 Other receivables                                 2,263       58,269
 Deferred tax asset                                1,499        1,387
 Prepaid expenses                                  3,682        3,570
                                              ----------- ------------
   Total current assets                          111,670      140,572

Property and equipment, at cost under the
 successful efforts method of accounting for
 oil and natural gas properties                1,608,002    1,527,304
Less accumulated depreciation, depletion and
 amortization                                   (739,267)    (680,845)
                                              ----------- ------------
   Net property and equipment                    868,735      846,459

Other assets                                      13,181       13,029
Deferred financing costs -- net of
 accumulated amortization                          3,551        3,785
                                              ----------- ------------
                                             $   997,137 $  1,003,845
                                              =========== ============

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------
Current liabilities:
 Accounts payable                            $    34,981 $     47,154
 Accrued expenses                                133,156      133,198
 Fair value of commodity derivative
  instruments                                      2,284        1,552
                                              ----------- ------------
   Total current liabilities                     170,421      181,904

Long-term debt                                   315,000      317,000
Deferred income taxes                             64,363       62,451
Asset retirement obligation                       68,226       68,767
Other                                              1,584        1,453
                                              ----------- ------------
                                                 619,594      631,575

Stockholders' equity:
 Preferred stock, $1 par value. Authorized
  1,700,000 shares; no shares issued and
  outstanding                                          -            -
 Common stock, par value $0.01 per share.
  Authorized 50,000,000 shares; issued and
  outstanding: 2007 - 43,840,166 shares; 2006
  - 42,501,726 shares                                439          425
 Additional paid-in capital                      367,345      365,313
 Accumulated other comprehensive loss             (1,464)        (994)
 Retained earnings                                68,663       64,966
 Treasury stock, at cost. 2007 -- 3,480,181
  shares; 2006 -- 3,479,814 shares               (57,440)     (57,440)
                                              ----------- ------------
   Total stockholders' equity                    377,543      372,270
 Commitments and contingencies
                                              ----------- ------------
                                             $   997,137 $  1,003,845
                                              =========== ============



    CONTACT: Energy Partners, Ltd.
             T.J. Thom, 504-799-4830
             or
             Al Petrie, 504-799-1953